News Release

SPRINT REPORTS HIGHEST POSTPAID PHONE NET ADDITIONS IN THREE YEARS, LOWEST-EVER THIRD QUARTER POSTPAID CHURN, AND INCREASES ADJUSTED EBITDA* GUIDANCE WITH THIRD FISCAL QUARTER 2015 RESULTS

•	Operating loss of $197 million and Adjusted EBITDA* of $1.9 billion

◦	Nearly $800 million of year-to-date reduction in cost of service and selling, general, and administrative expenses builds momentum for 2016 targets

•	Raising fiscal year 2015 Adjusted EBITDA* guidance from previous expectation of $6.8 billion to $7.1 billion to a range of $7.7 billion to $8 billion

◦	Preliminary estimate for fiscal year 2016 Adjusted EBITDA* of approximately $9.5 billion to $10 billion

•	Sprint platform postpaid net additions of 501,000 improved by 471,000 year-over-year

◦	Highest postpaid net ports on record and net port positive for the fourth consecutive quarter

•	Sprint platform postpaid phone net additions of 366,000 compared to net losses of 205,000 in the prior year quarter - an improvement of 571,000 year-over-year

◦	Highest net additions in three years and positive for the second consecutive quarter

•	Lowest-ever third quarter Sprint platform postpaid churn of 1.62 percent improved 68 basis points from the prior year quarter

◦	Best year-over-year improvement in 12 years

•	Significant steps taken to improve liquidity

◦	Completed first sale-leaseback transaction with Mobile Leasing Solutions, LLC, providing $1.1 billion in cash in December

◦	Increased existing receivables facility by $1 billion to $4.3 billion of total capacity

•	Network performing at best-ever levels across voice and data metrics with average download speeds more than tripling over the last two years

◦	Delivered the fastest download speeds of any national carrier according to Nielsen crowd-sourced data

◦	Most metro RootMetrics® RootScore® awards in the company’s history in the second half of 2015

OVERLAND PARK, Kan. - Jan. 26, 2016 - Sprint Corporation (NYSE: S) today reported operating results for the third fiscal quarter of 2015, including growth in postpaid phone customers for the second consecutive quarter with the highest net additions in three years at 366,000, the lowest-ever postpaid churn for a third quarter at 1.62 percent, and the highest postpaid net ports on record. The company also reported net operating revenue of $8.1 billion, operating loss of $197 million, and Adjusted EBITDA* of $1.9 billion, and is raising its fiscal year 2015 Adjusted EBITDA* guidance from the previous expectation of $6.8 billion to $7.1 billion to a range of $7.7 billion to $8 billion. In addition, the company’s preliminary estimate for fiscal year 2016 Adjusted EBITDA* is approximately $9.5 billion to $10 billion.

“It’s clear from our quarterly results that we are making great progress on achieving our goals,” said Sprint CEO Marcelo Claure. “Revenue has stabilized, costs are coming out faster than expected, postpaid phone net additions were the highest in three years, postpaid churn was the lowest-ever for a third quarter, and the network is performing at best-ever levels.”

News Release

Building Momentum on Cost Reduction Effort
Sprint remains on track to exceed its cost reduction target for fiscal 2015 and has realized a nearly $800 million reduction in cost of service and selling, general, and administrative expenses year-to-date, including $500 million in the third quarter. Sprint continues to progress toward a sustainable reduction of $2 billion or more of run rate operating expenses exiting fiscal 2016 and expects approximately $1 billion of transformation program costs, which are expected to be split relatively evenly between operating expenses and capital expenditures, to be incurred across fiscal 2015 and 2016 to achieve that run rate benefit.

“Our transformation is taking hold and the momentum is accelerating,” said Sprint CFO Tarek Robbiati. “Most importantly, we expect these cost reductions to be achieved without compromising network quality or impacting the customer experience.”

Quarterly Financial Results

•
Net operating revenues of $8.1 billion decreased 10 percent year-over-year, but have stabilized over the last three quarters, and grew two percent sequentially. The year-over-year decline was due to lower wireless service revenues, primarily related to customer shifts to rate plans associated with device financing options, and lower equipment revenues due to a shift from installment billing and subsidized sales, which recognize more revenue at the point of sale, to leasing sales, which recognize revenues over time.

•
Wireless service revenues plus installment plan billings and lease revenue of $7.1 billion increased one percent from the prior year period, primarily because of higher lease revenue and growth in postpaid phone customers.

•
Consolidated Adjusted EBITDA* of $1.9 billion improved from the prior year period, as expense reductions more than offset the decline in operating revenues. Total expenses improved primarily because of lower cost of product expenses related to device leasing options for which the associated cost is recorded as depreciation expense, and $500 million of lower selling, general, and administrative expenses.

•
Operating loss of $197 million included $209 million of severance and exit costs and compared to an operating loss of $2.5 billion in the year-ago quarter, an improvement of approximately $2.3 billion. Adjusting for the $209 million of severance and exit costs in the current quarter and a non-cash impairment charge of approximately $2.1 billion in the prior year quarter, operating loss would have improved by approximately $400 million year-over-year.

•
Net loss of $836 million, or $0.21 per share, compared to a net loss of $2.4 billion, or $0.60 per share, in the year-ago period, an improvement of approximately $1.5 billion. Adjusting for the aforementioned severance and exit costs and impairment charge, net loss would have improved by approximately $300 million year-over-year, or $0.08 per share.

Positive Postpaid Phone Net Additions Help Stabilize Top Line
Sprint continues to focus on attracting and retaining more postpaid phone customers by providing a compelling value proposition, including the recently introduced 50 percent off Verizon, AT&T and T-Mobile rate plans promotion, which has been extended to Feb. 11 because of its popularity. A better network experience has also resulted in dramatic year-over-year improvements in postpaid churn. For the second quarter in a row, the company reported positive postpaid phone net additions and posted year-over-year growth in wireless service revenues plus installment plan billings and lease revenue, which is a better representation of the total service and equipment charges on its customers’ monthly bills.

The company also reported the following Sprint platform results, which reflect its focus on higher value postpaid connections:

•	Total net additions were 491,000 compared to 967,000 in the prior year quarter - a decline of 476,000 year-over-year.

•	Postpaid net additions of 501,000 compared to 30,000 in the prior year quarter - an improvement of 471,000 year-over-year.

•	Postpaid phone net additions were 366,000 compared to net losses of 205,000 in the prior year quarter - an improvement of 571,000 year-over-year.

•	Prepaid net losses of 491,000 compared to net additions of 410,000 in the prior year quarter - a decline of 901,000 year-over-year.

News Release

•
Based on the success of the base loyalty program that the company implemented last quarter for Boost and Virgin, it has decided to implement the program more broadly for its prepaid base. As a result, the company will report these customers as part of its prepaid base and has adjusted the 175,000 previously recorded last quarter as postpaid back into prepaid for better comparability across periods.

•	Wholesale and affiliate net additions of 481,000 compared to 527,000 in the prior year quarter - a decline of 46,000 year-over-year.

Company Delivers on Funding Initiatives with More to Come
Total liquidity was $6 billion at the end of the quarter, including $2.2 billion of cash, cash equivalents and short-term investments, $3 billion of undrawn borrowing capacity under the revolving bank credit facility, and approximately $800 million of undrawn availability under the receivables facility. In addition, the company had approximately $600 million of availability under vendor financing agreements that can be used toward the purchase of 2.5 GHz network equipment, with approximately $500 million of additional availability coming in April. During the quarter, the company closed two significant transactions that immediately improved its liquidity position.

•
Completed the first sale-leaseback transaction with Mobile Leasing Solutions, LLC providing a $1.1 billion cash infusion, as well as creating a repeatable structure for the company to mitigate the working capital impacts associated with the leasing model. The company expects to execute future transactions generally on a quarterly basis, and expects to receive proceeds totaling $3 billion to $4 billion in fiscal 2016, depending on the amount of qualified leasing sales to its customers.

•
Amended existing receivables facility to include the sale of certain future lease receivables, thus increasing the maximum funding limit by $1 billion to a total of $4.3 billion. These future lease receivables are related to devices not included in the aforementioned sale-leaseback transaction with Mobile Leasing Solutions, LLC.

Sprint continues to use its assets to help fund the business and fuel future growth. Together with SoftBank and its partners, the company is establishing a network-related financing entity that could provide $3 billion to $5 billion of incremental funding in fiscal 2016. This entity is expected to raise proceeds from Sprint’s existing radio access equipment, as well as a combination of new assets associated with the network densification and a small portion of its spectrum portfolio. Sprint expects the first transaction to close by the middle of calendar 2016. Together with existing facilities, these sources of liquidity are expected to fund the transformation and repayment of all maturities that come due over the next year.

LTE Plus Network Delivers Fastest Download Speeds
Sprint remains focused on building a network that delivers the consistent reliability, capacity and speed that customers demand, and its recent deployment of two-channel (2x20 MHz) carrier aggregation in the 2.5 GHz band is driving network performance that is beating the competition. An analysis of Nielsen Mobile Performance crowd-sourced data from October through December 2015 showed that Sprint’s LTE Plus Network beat Verizon, AT&T and T-Mobile by delivering the fastest LTE download speeds. The company has deployed its LTE Plus Network in more than 150 major markets across the country and has plans for expansion in the coming months.

News Release

Additionally, independent mobile analytics firm RootMetrics® awarded Sprint a company record 212 first-place (outright or shared) RootScore® Awards for overall, reliability, speed, data, call, or text network performance in the 125 metro markets measured in the second half of 2015, beating T-Mobile for the first time ever and receiving 57 percent more awards than the prior year periodi. The company also saw median downlink speeds in these metro markets more than triple on average from the first half of 2014 testing period and measured the fastest median download speeds of any carrier in 16 cities, including Austin, Dallas, Denver, Houston, Indianapolis, Kansas City, and Phoenix.

The company remains committed to its plan of significantly densifying the network through the deployment of small cells to further improve network performance and customer experience.

Financial Outlook

•
As a result of accelerated cost reductions, the company is raising its guidance for fiscal year 2015 Adjusted EBITDA* from its previous expectation of $6.8 billion to $7.1 billion to a range of $7.7 billion to $8 billion.

•
The company is also raising its guidance for fiscal year 2015 operating income from its previous expectation of an operating loss of $50 million to $250 million to operating income of $100 million to $300 million.

•	The company continues to expect fiscal year 2015 cash capital expenditures to be approximately $5 billion, excluding the impact of leased devices sold through indirect channels.

•	The company’s preliminary estimate for fiscal year 2016 Adjusted EBITDA* is approximately $9.5 billion to $10 billion.

News Release

Conference Call and Webcast

•	Date/Time: 8:30 a.m. (ET) Tuesday, Jan. 26, 2016

•	Call-in Information

◦	U.S./Canada: 866-360-1063 (ID: 21719348)

◦	International: 706-634-7849 (ID: 21719348)

•	Webcast available via the Internet at www.sprint.com/investors

•	Additional information about results, including the “Quarterly Investor Update,” is available on our Investor Relations website
Contact Information

•	Media Contact: Dave Tovar, 913-315-1451, David.Tovar@sprint.com

•	Investor Contact: Jud Henry, 800-259-3755, Investor.Relations@sprint.com

News Release

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14
Sprint platform (1):
Net additions (losses) (in thousands)
Postpaid	501	378	30	1,189	(423)
Prepaid	(491)	(188)	410	(1,045)	(97)
Wholesale and affiliate	481	866	527	2,078	1,857
Total Sprint platform wireless net additions	491	1,056	967	2,222	1,337

End of period connections (in thousands)
Postpaid	30,895	30,394	29,495	30,895	29,495
Prepaid	14,661	15,152	15,160	14,661	15,160
Wholesale and affiliate	12,803	12,322	10,233	12,803	10,233
Total Sprint platform end of period connections	58,359	57,868	54,888	58,359	54,888

Churn
Postpaid	1.62%	1.54%	2.30%	1.57%	2.18%
Prepaid	5.82%	5.06%	3.94%	5.31%	4.05%

Supplemental data - connected devices
End of period connections (in thousands)
Retail postpaid	1,676	1,576	1,180	1,676	1,180
Wholesale and affiliate	7,930	7,338	5,175	7,930	5,175
Total	9,606	8,914	6,355	9,606	6,355

Supplemental data - total company
End of period connections (in thousands)
Sprint platform (1)	58,359	57,868	54,888	58,359	54,888
Transactions (2)	—	710	1,041	—	1,041
Total	58,359	58,578	55,929	58,359	55,929

Sprint platform ARPU (1) (a)
Postpaid	$52.48	$53.99	$58.90	$53.97	$60.52
Prepaid	$27.44	$27.66	$27.12	$27.64	$27.23
NON-GAAP RECONCILIATION - ABPA*, POSTPAID PHONE ARPU AND ABPU* (Unaudited)
(Millions, except accounts, connections, ABPA*, ARPU, and ABPU*)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14
Sprint platform ABPA* (1)
Postpaid service revenue	$4,813	$4,893	$5,202	$14,670	$16,132
Add: Installment plan billings and lease revenue	831	694	288	2,079	618
Total for Sprint platform postpaid connections	$5,644	$5,587	$5,490	$16,749	$16,750

Sprint platform postpaid accounts (in thousands)	11,261	11,197	11,341	11,211	11,538
Sprint platform postpaid ABPA* (b)	$167.11	$166.26	$161.35	$166.00	$161.27

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14
Sprint platform postpaid phone ARPU and ABPU* (1)
Postpaid phone service revenue	$4,529	$4,608	$4,933	$13,819	$15,323
Add: Installment plan billings and lease revenue	802	665	276	1,998	588
Total for Sprint platform postpaid phone connections	$5,331	$5,273	$5,209	$15,817	$15,911

Sprint platform postpaid average phone connections (in thousands)	25,040	24,886	25,163	24,927	25,578
Sprint platform postpaid phone ARPU (a)	$60.30	$61.71	$65.35	$61.60	$66.57
Sprint platform postpaid phone ABPU* (c)	$70.99	$70.62	$69.01	$70.51	$69.12
(a) ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections.
Sprint platform postpaid phone ARPU represents revenues related to our postpaid phone connections.
(b) Sprint platform postpaid ABPA* is calculated by dividing service revenue earned from connections plus installment plan billings and lease revenue by the sum of the monthly average number of accounts during the period.
(c) Sprint platform postpaid phone ABPU* is calculated by dividing postpaid phone service revenue earned from postpaid phone connections plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid phone connections during the period.

News Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14

Net operating revenues
Service revenue	$6,683	$6,880	$7,272	$20,600	$22,404
Equipment revenue	1,424	1,095	1,701	3,509	3,846
Total net operating revenues	8,107	7,975	8,973	24,109	26,250
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	2,348	2,453	2,330	7,194	7,279
Cost of products (exclusive of depreciation and amortization below)	1,589	1,290	2,952	4,244	7,482
Selling, general and administrative	2,129	2,224	2,647	6,540	7,232
Depreciation and amortization	1,865	1,743	1,320	5,196	3,895
Impairments (3)	—	85	2,133	85	2,133
Other, net	373	182	131	548	442
Total net operating expenses	8,304	7,977	11,513	23,807	28,463
Operating (loss) income	(197)	(2)	(2,540)	302	(2,213)
Interest expense	(546)	(542)	(506)	(1,630)	(1,528)
Other income, net	4	5	10	13	19
Loss before income taxes	(739)	(539)	(3,036)	(1,315)	(3,722)
Income tax (expense) benefit	(97)	(46)	657	(126)	601
Net loss	$(836)	$(585)	$(2,379)	$(1,441)	$(3,121)

Basic and diluted net loss per common share	$(0.21)	$(0.15)	$(0.60)	$(0.36)	$(0.79)
Weighted average common shares outstanding	3,970	3,969	3,957	3,969	3,950
Effective tax rate	-13.1%	-8.5%	21.6%	-9.6%	16.1%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14

Net loss	$(836)	$(585)	$(2,379)	$(1,441)	$(3,121)
Income tax expense (benefit)	97	46	(657)	126	(601)
Loss before income taxes	(739)	(539)	(3,036)	(1,315)	(3,722)
Other income, net	(4)	(5)	(10)	(13)	(19)
Interest expense	546	542	506	1,630	1,528
Operating (loss) income	(197)	(2)	(2,540)	302	(2,213)
Depreciation and amortization	1,865	1,743	1,320	5,196	3,895
EBITDA* (4)	1,668	1,741	(1,220)	5,498	1,682
Impairments (3)	—	85	2,133	85	2,133
Severance and exit costs (5)	209	25	22	247	333
Litigation (6)	21	157	91	178	91
Partial pension settlement (7)	—	—	59	—	59
Reduction in liability - U.S. Cellular asset acquisition (8)	—	—	(41)	(20)	(41)
Adjusted EBITDA* (4)	$1,898	$2,008	$1,044	$5,988	$4,257
Adjusted EBITDA margin*	28.4%	29.2%	14.4%	29.1%	19.0%
Selected items:
Cash paid for capital expenditures - network and other	$994	$1,162	$1,425	$3,958	$3,814
Cash paid for capital expenditures - leased devices	$607	$573	$143	$1,724	$143

News Release

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14

Net operating revenues
Service revenue
Sprint platform (1):
Postpaid	$4,813	$4,893	$5,202	$14,670	$16,132
Prepaid	1,224	1,259	1,215	3,783	3,633
Wholesale, affiliate and other	182	185	191	548	535
Total Sprint platform	6,219	6,337	6,608	19,001	20,300

Total transactions (2)	27	84	124	216	409
Total service revenue	6,246	6,421	6,732	19,217	20,709

Equipment revenue	1,424	1,095	1,701	3,509	3,846
Total net operating revenues	7,670	7,516	8,433	22,726	24,555

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	2,031	2,111	1,902	6,147	5,939
Cost of products (exclusive of depreciation and amortization below)	1,589	1,290	2,952	4,244	7,482
Selling, general and administrative	2,041	2,136	2,545	6,273	6,937
Depreciation and amortization	1,812	1,694	1,259	5,046	3,703
Impairments (3)	—	85	1,900	85	1,900
Other, net	353	181	107	526	378
Total net operating expenses	7,826	7,497	10,665	22,321	26,339
Operating (loss) income	$(156)	$19	$(2,232)	$405	$(1,784)

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14

Operating (loss) income	$(156)	$19	$(2,232)	$405	$(1,784)
Impairments (3)	—	85	1,900	85	1,900
Severance and exit costs (5)	189	24	21	225	292
Litigation (6)	21	157	84	178	84
Partial pension settlement (7)	—	—	43	—	43
Reduction in liability - U.S. Cellular asset acquisition (8)	—	—	(41)	(20)	(41)
Depreciation and amortization	1,812	1,694	1,259	5,046	3,703
Adjusted EBITDA* (4)	$1,866	$1,979	$1,034	$5,919	$4,197
Adjusted EBITDA margin*	29.9%	30.8%	15.4%	30.8%	20.3%
Selected items:
Cash paid for capital expenditures - network and other	$869	$1,003	$1,233	$3,512	$3,342
Cash paid for capital expenditures - leased devices	$607	$573	$143	$1,724	$143

News Release

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14
Net operating revenues
Voice	$201	$212	$289	$646	$910
Data	42	43	52	134	161
Internet	317	323	333	968	1,018
Other	21	31	18	72	57
Total net operating revenues	581	609	692	1,820	2,146

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	466	495	581	1,495	1,800
Selling, general and administrative	82	85	100	254	273
Depreciation and amortization	50	48	59	144	186
Impairments (3)	—	—	233	—	233
Other, net	20	1	24	22	63
Total net operating expenses	618	629	997	1,915	2,555
Operating loss	$(37)	$(20)	$(305)	$(95)	$(409)

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14

Operating loss	$(37)	$(20)	$(305)	$(95)	$(409)
Impairments (3)	—	—	233	—	233
Severance and exit costs (5)	20	1	2	22	41
Litigation (6)	—	—	6	—	6
Partial pension settlement (7)	—	—	16	—	16
Depreciation and amortization	50	48	59	144	186
Adjusted EBITDA*	$33	$29	$11	$71	$73
Adjusted EBITDA margin*	5.7%	4.8%	1.6%	3.9%	3.4%
Selected items:
Cash paid for capital expenditures - network and other	$74	$63	$81	$205	$205

News Release

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Year to Date
	12/31/15	12/31/14
Operating activities
Net loss	$(1,441)	$(3,121)
Impairments (3)	85	2,133
Depreciation and amortization	5,196	3,895
Provision for losses on accounts receivable	385	730
Share-based and long-term incentive compensation expense	58	89
Deferred income tax expense (benefit)	120	(634)
Amortization of long-term debt premiums, net	(236)	(226)
Loss on disposal of leased assets	143	—
Other changes in assets and liabilities:
Accounts and notes receivable	(1,351)	(1,356)
Inventories and other current assets	(278)	(1,044)
Accounts payable and other current liabilities	(811)	1,183
Non-current assets and liabilities, net	137	(281)
Other, net	596	106
Net cash provided by operating activities	2,603	1,474

Investing activities
Capital expenditures - network and other	(3,958)	(3,814)
Capital expenditures - leased devices	(1,724)	(143)
Expenditures relating to FCC licenses	(75)	(121)
Reimbursements relating to FCC licenses	—	95
Change in short-term investments, net	125	966
Proceeds from sales of assets and FCC licenses	36	114
Proceeds from sale-leaseback transaction	1,136	—
Other, net	(25)	(9)
Net cash used in investing activities	(4,485)	(2,912)

Financing activities
Proceeds from debt and financings	755	300
Repayments of debt, financing and capital lease obligations	(727)	(390)
Debt financing costs	(1)	(37)
Proceeds from issuance of common stock, net	10	50
Other, net	10	—
Net cash provided by (used in) financing activities	47	(77)

Net decrease in cash and cash equivalents	(1,835)	(1,515)

Cash and cash equivalents, beginning of period	4,010	4,970
Cash and cash equivalents, end of period	$2,175	$3,455

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/15	9/30/15	12/31/14	12/31/15	12/31/14

Net cash provided by (used in) operating activities	$806	$1,669	$(233)	$2,603	$1,474

Capital expenditures - network and other	(994)	(1,162)	(1,425)	(3,958)	(3,814)
Capital expenditures - leased devices	(607)	(573)	(143)	(1,724)	(143)
Expenditures relating to FCC licenses, net	(30)	(19)	(42)	(75)	(26)
Proceeds from sales of assets and FCC licenses	32	3	13	36	114
Other investing activities, net	(4)	(18)	(3)	(25)	(9)
Free cash flow*	$(797)	$(100)	$(1,833)	$(3,143)	$(2,404)

News Release

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	12/31/15	3/31/15
ASSETS
Current assets
Cash and cash equivalents	$2,175	$4,010
Short-term investments	41	166
Accounts and notes receivable, net	1,033	2,290
Device and accessory inventory	995	1,359
Deferred tax assets	—	62
Prepaid expenses and other current assets	2,317	1,890
Total current assets	6,561	9,777

Property, plant and equipment, net	20,645	19,721
Goodwill	6,575	6,575
FCC licenses and other	40,052	39,987
Definite-lived intangible assets, net	4,807	5,893
Other assets	911	1,077
Total assets	$79,551	$83,030

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,078	$4,347
Accrued expenses and other current liabilities	4,474	5,293
Current portion of long-term debt, financing and capital lease obligations	3,324	1,300
Deferred tax liabilities	186	—
Total current liabilities	11,062	10,940

Long-term debt, financing and capital lease obligations	30,429	32,531
Deferred tax liabilities	13,773	13,898
Other liabilities	3,954	3,951
Total liabilities	59,218	61,320

Stockholders' equity
Common stock	40	40
Treasury shares, at cost	—	(7)
Paid-in capital	27,536	27,468
Accumulated deficit	(6,824)	(5,383)
Accumulated other comprehensive loss	(419)	(408)
Total stockholders' equity	20,333	21,710
Total liabilities and stockholders' equity	$79,551	$83,030

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	12/31/15	3/31/15

Total debt	$33,753	$33,831
Less: Cash and cash equivalents	(2,175)	(4,010)
Less: Short-term investments	(41)	(166)
Net debt*	$31,537	$29,655

News Release

SCHEDULE OF DEBT (Unaudited)
(Millions)

			12/31/15
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Notes due 2021	7.250%	09/15/2021	$2,250
7.875% Notes due 2023	7.875%	09/15/2023	4,250
7.125% Notes due 2024	7.125%	06/15/2024	2,500
7.625% Notes due 2025	7.625%	02/15/2025	1,500
Sprint Corporation			10,500

Sprint Communications, Inc.
Export Development Canada Facility (Tranche 4)	5.556%	12/15/2017	250
Export Development Canada Facility (Tranche 3)	3.783%	12/17/2019	300
6% Senior notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed notes due 2018	9.000%	11/15/2018	3,000
7% Guaranteed notes due 2020	7.000%	03/01/2020	1,000
7% Senior notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
6% Senior notes due 2022	6.000%	11/15/2022	2,280
Sprint Communications, Inc.			13,830

Sprint Capital Corporation
6.9% Senior notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

Clearwire Communications LLC
14.75% First-priority senior secured notes due 2016	14.750%	12/01/2016	300
8.25% Exchangeable notes due 2040	8.250%	12/01/2040	629
Clearwire Communications LLC			929

Secured equipment credit facilities	1.991% - 2.745%	2017 - 2021	960

Tower financing obligation	6.098%	08/31/2021	237
Capital lease obligations and other	2.348% - 10.517%	2016 - 2023	231
Total principal			32,891

Net premiums			862
Total debt			$33,753
*This table excludes (i) our unsecured revolving bank credit facility, which will expire in 2018 and has no outstanding balance, (ii) $323 million in letters of credit outstanding under the unsecured revolving bank credit facility, and (iii) all capital leases and other financing obligations.

News Release

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)	Sprint platform refers to the Sprint network that supports the wireless service we provide through our multiple brands.

(2)
Postpaid and prepaid connections from transactions are defined as retail postpaid and prepaid connections acquired from Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.

(3)
During the second quarter of fiscal year 2015, we recorded $85 million of asset impairments primarily related to network development costs that are no longer relevant as a result of changes in the Company's network plans. For the third quarter of fiscal year 2014, impairment losses were recorded after determining that the carrying value exceeded estimated fair value of both the Sprint trade name and Wireline asset group, which consists primarily of property, plant and equipment.

(4)
As more of our customers elect to lease a device rather than purchasing one under our subsidized program, there is a positive impact to EBITDA* and Adjusted EBITDA* primarily due to the fact the cost of the device is not recorded as cost of products but rather is depreciated over the customer lease term. Under our device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under our subsidized program, the cash received from the customer for the device is recognized as equipment revenue at the point of sale and the cost of the device is recognized as cost of products. During the three and nine-month periods ended December 31, 2015, we leased devices through our Sprint direct channels totaling approximately $1.0 and $2.6 billion, respectively, which would have increased cost of products and reduced EBITDA* if they had been purchased under our subsidized program. Also, during the three and nine-month periods ended December 31, 2015, the equipment revenue derived from customers electing to finance their devices through device leasing or installment billing programs was 58% and 59%, respectively, while the remainder of total equipment revenue was derived from customers purchasing devices under our subsidized program as compared to 17% and 16% in prior periods, respectively.

The impact to EBITDA* and Adjusted EBITDA* resulting from the sale of devices under our installment billing program is neutral except for the impact from the time value of money element related to the imputed interest on the installment receivable.

(5)
Severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under our backhaul access contracts for which we will no longer be receiving any economic benefit, and severance costs associated with reduction in our work force.

(6)	For the third and second quarters of fiscal year 2015 and third quarter of fiscal year 2014, litigation activity is a result of unfavorable developments in connection with pending litigation.

(7)
The partial pension settlement resulted from amounts paid to eligible terminated participants who voluntarily elected to receive lump sum distributions as a result of an approved plan amendment to the Sprint Retirement Pension Plan by the Board of Directors in June 2014.

(8)
As a result of the U.S. Cellular asset acquisition, we recorded a liability related to network shut-down costs, which primarily consisted of lease exit costs, for which we agreed to reimburse U.S. Cellular. During the third quarter of fiscal year 2014, we identified favorable trends in actual costs and, as a result, reduced the liability resulting in a gain of approximately $41 million. During the first quarter of fiscal year 2015, we revised our estimate and, as a result, reduced the liability resulting in approximately $20 million of income.

News Release

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Sprint Platform Postpaid ABPA is average billings per account and calculated by dividing postpaid service revenue earned from postpaid customers plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid accounts during the period. We believe that ABPA provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid customer billings per account as it approximates the expected cash collections, including installment plan billings and lease revenue, per postpaid account each month.

Sprint Platform Postpaid Phone ABPU is average billings per postpaid phone user and calculated by dividing service revenue earned from postpaid phone customers plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid phone connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid phone customer billings as it approximates the expected cash collections, including installment plan billings and lease revenue, per postpaid phone user each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any, and excluding proceeds from the sale-leaseback of assets. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and, if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

News Release

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, connections growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; availability of various financings, including any leasing transactions; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served more than 58.4 million connections as of December 31, 2015 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the past five years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

i Rankings and underlying data metrics based on 125 RootMetrics Metro RootScore Reports from 2H 2014 and 2H 2015 for mobile performance as tested on best available plans and devices on four mobile networks across all available network types. 16 markets that measured the fastest median download speeds in 2H 2015: Austin, TX; Chattanooga, TN; Corpus Christi, TX; Dallas, TX; Denton, TX; Denver, CO; Houston, TX; Indianapolis, IN; Kansas City, MO; McAllen, TX; Ogden, UT; Phoenix, AZ; Spokane, WA; Toledo, OH; Wichita, KS; and Youngstown, OH . Your experiences may vary. The RootMetrics award is not an endorsement of Sprint. Visit www.rootmetrics.com for more details.

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